Exhibit 15
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-66444, 333-45070 and 333-445990) of Pearson plc of our report dated April 25, 2008 relating to the financial statements and effectiveness of internal control which appear in this Annual Report on Form 20-F for the year ended December 31, 2007.
PricewaterhouseCoopers LLP
London, England
April 25, 2008